UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 1)

                           Altus Pharmaceuticals, Inc.
                           ---------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    02216N105
                                    ---------
                                 (CUSIP Number)

                                  July 22, 2009
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                  -------------------------
CUSIP No. 02216N105                 13G                Page  2   of  8    Pages
          -----------                                       ----    -----
---------------------                                  -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON

           Warburg Pincus Private Equity VIII, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             955,624
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            955,624
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           955,624
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.00%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
---------- ---------------------------------------------------------------------

---------------------                                  -------------------------
CUSIP No. 02216N105                 13G                Page  3   of  8    Pages
          -----------                                       ----    -----
---------------------                                  -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON

           Warburg Pincus & Co.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             955,624
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            955,624
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           955,624
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.00%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
---------- ---------------------------------------------------------------------

---------------------                                  -------------------------
CUSIP No. 02216N105                 13G                Page  4   of  8    Pages
          -----------                                       ----    -----
---------------------                                  -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON

           Warburg Pincus LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             955,624
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            955,624
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           955,624
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.00%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

---------------------                                  -------------------------
CUSIP No. 02216N105                 13G                Page  5   of  8    Pages
          -----------                                       ----    -----
---------------------                                  -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON

           Warburg Pincus Partners LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             955,624
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            955,624
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           955,624
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.00%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

---------------------                                  -------------------------
CUSIP No. 02216N105                 13G                Page  6   of  8    Pages
          -----------                                       ----    -----
---------------------                                  -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON

           Charles R. Kaye
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             955,624
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            955,624
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           955,624
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.00%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

---------------------                                  -------------------------
CUSIP No. 02216N105                 13G                Page  7   of  8    Pages
          -----------                                       ----    -----
---------------------                                  -------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON

           Joseph P. Landy
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             955,624
     OWNED BY        ------ ----------------------------------------------------
       EACH          7      SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                0
       WITH          ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            955,624
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           955,624
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.00%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

     This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is being filed with respect to the common stock, par value $0.01 per share (the "Common Stock"), of Altus Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), to amend the Schedule 13G filed on May 18, 2007 (the "Schedule 13G"). This Amendment No. 1 is being filed on behalf of Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, Warburg Pincus & Co., a New York general partnership, Warburg Pincus LLC, a New York limited liability company, Warburg Pincus Partners, LLC, a New York limited liability company, Charles R. Kaye and Joseph P. Landy (collectively, the "Warburg Pincus Reporting Persons") to disclose that the Warburg Pincus Reporting Persons no longer beneficially own more than 5% of the Common Stock. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Schedule 13G.

Item 4:        Ownership:
------         ----------

     The information required by Items 4(a) - (c) is set forth in Rows 4-11 of the cover page hereto for each Warburg Pincus Reporting Person and is incorporated herein by reference for each such Warburg Pincus Reporting Person. The ownership percentages set forth in Rows 4-11 of the cover page are calculated based on 31,131,056 shares of Common Stock issued and outstanding as of June 15, 2009, as reported in the Company's Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission on June 23, 2009.

Item 5:        Ownership of Five Percent or Less of a Class:
------         --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 10:       Certification:
-------        -------------

     Each of the Warburg Pincus Reporting Persons hereby makes the following certification:

     By signing below, the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                         [Signatures on following page]

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  July 24, 2009              WARBURG PINCUS PRIVATE EQUITY VIII, L.P.
                                   By:  Warburg Pincus Partners, LLC,
                                        its General Partner

                                        By:  Warburg Pincus & Co.,
                                             its Managing Member


                                   By: /s/ Scott A. Arenare
                                       ----------------------------------------
                                       Name:   Scott A. Arenare
                                       Title:  Partner

Dated:  July 24, 2009              WARBURG PINCUS PARTNERS, LLC
                                   By:  Warburg Pincus & Co.,
                                        its Managing Member


                                   By: /s/ Scott A. Arenare
                                       ----------------------------------------
                                       Name:   Scott A. Arenare
                                       Title:  Partner

Dated:  July 24, 2009              WARBURG PINCUS LLC


                                   By: /s/ Scott A. Arenare
                                       ----------------------------------------
                                       Name:   Scott A. Arenare
                                       Title:  Member

Dated:  July 24, 2009              WARBURG PINCUS & CO.


                                   By: /s/ Scott A. Arenare
                                       ----------------------------------------
                                       Name:   Scott A. Arenare
                                       Title:  Partner

Dated:  July 24, 2009


                                   By: /s/ Scott A. Arenare
                                       ----------------------------------------
                                       Name:  Charles R. Kaye
                                       By:  Scott A. Arenare, Attorney-in-Fact*

Dated:  July 24, 2009


                                   By: /s/ Scott A. Arenare
                                       -----------------------------------------
                                       Name:  Joseph P. Landy
                                       By:  Scott A. Arenare, Attorney-in-Fact**


* Power of Attorney given by Mr. Kaye was previously filed with the SEC on March 2, 2006 as an exhibit to a Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.

** Power of Attorney given by Mr. Landy was previously filed with the SEC on March 2, 2006 as an exhibit to a Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.